Exhibit 99.1

PLATO LEARNING ANNOUNCES END OF YEAR CEO TRANSITION;
CURRENT SALES EXECUTIVE VIN RIERA TO TAKE OVER FROM MIKE MORACHE AS TURNAROUND CYCLE NEARS
COMPLETION

Conference Call at 9 a.m. CT Tomorrow

MINNEAPOLIS – September 24, 2008 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, announced today that Michael Morache will step down as CEO at the end of the Company’s fiscal year, and that Vincent (Vin) Riera, currently senior vice president, sales and services, will become president and CEO, effective November 1, 2008. Morache will remain at PLATO Learning until the end of the calendar year to facilitate the transition to new leadership.

David W. Smith, PLATO Learning chairman, said: “On behalf of the board of directors, I want to express our gratitude to Mike for his leadership and service to the Company. He accomplished what he was hired to do: rebuild the Company’s products under a software-as-a-service business model; streamline and improve how the Company conducts all elements of its business; and put PLATO Learning on a path to sustainable growth and profitability. As previously announced, the Company’s total orders grew 5% in the 2008 third quarter, resulting in total order growth for two consecutive quarters and for three out of the last four quarters. During Mike’s tenure, the Company completed a three-year product investment roadmap on a software-as-a-service platform, reported subscription revenue growth in excess of 30% for six consecutive quarters, accelerated its product development cycle, and significantly reduced the Company’s breakeven point, which is now less than $80 million in revenue.”

Morache said, “I came to PLATO Learning out of retirement three and a half years ago excited by the opportunity to plan and execute an aggressive turnaround plan at one of the industry’s leading education technology companies. Transitioning a software company from a perpetual to a subscription business model is an extremely challenging effort, and I’m very proud of what our team has accomplished. I have essentially completed what I set out to do, making the start of a new fiscal year the perfect time to transition to new leadership. Vin is ready to serve as CEO and I have the utmost respect and confidence in his ability to lead the Company through the next phase of its evolution.”

Riera was appointed senior vice president of K–12 sales in April 2007, according to Smith, because of his experience leading large-scale organizations with high sales productivity. “CEO succession planning was an important consideration for the board when conducting the search for a sales executive 17 months ago. Vin’s extensive background includes serving as vice president of the professional division of Gateway, Inc., where he led strategy, sales, operations, professional services and marketing for a $1 billion business unit that served the education, government and commercial sectors. When Vin was hired, the board considered him to be Mike’s logical successor,” said Smith.

“The board believes Vin has performed very well at PLATO Learning and is an ideal fit to serve as president and CEO at this stage of the Company’s development,” Smith continued. “Most notably, Vin developed a sales and professional services organization at PLATO Learning that has proven to be effective and has been critical to the market success of the PLATO Learning Environment™ (PLE™) platform.” The PLE customer base surpassed more than 1,100 educational institutions in the 2008 third quarter, a 93% increase over the 2007 third quarter. The Company also signed 40 large deals (greater than $100,000) in the 2008 third quarter, the highest number in two years.

Riera said, “Under Mike’s leadership, PLATO Learning has become well positioned for growth and profitability, and I am excited to lead the Company as we are demonstrating significant growth in subscription revenues and gaining traction with our business model. I want to thank the board members for their confidence in turning to me to serve the Company in this new capacity. I would also like to thank Mike for the support he has given me over the past year and a half and for getting PLATO Learning to this pivotal point. My priorities include continuing the momentum of PLE market adoption and accelerating the opportunities of our software-as-a-service business model.”

Riera brings 16 years of business experience to the Company. He left Gateway, Inc. in April 2007 to join PLATO Learning as senior vice president of K-12 sales and later added professional services and marketing to his responsibilities. Before Gateway, Riera held a wide range of sales and sales leadership positions for Fortune 500 companies including General Electric, Equant, Inc., a division of France Telecom, and MCIWorldcom. He holds a B.A. degree from Western New England College.

Conference Call Tomorrow at 9 a.m. CT

The Company will host a conference call tomorrow, September 25, 2008, at 9 a.m. CT to discuss the CEO transition. Interested parties should dial (800) 762-4717 and enter 962322. To access the live webcast, go to the investors’ portion of the Company’s Web site, www.plato.com, and click on the webcast icon.

If you wish to listen to an audio replay of the conference call, dial (800) 475-6701 and enter conference call ID# 962322. The audio replay will be available beginning at 10:30 a.m. CT on September 25, 2008.

About PLATO Learning

PLATO Learning is a leading provider of e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving instructional content, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitates learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software, delivered via the Internet, is primarily marketed to K-12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, and corporations.
PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has sales representatives located throughout the United States, as well as international distributors in the United Kingdom, Canada, and South Africa. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

Company Contacts:
Mike Morache
President and Chief Executive Officer
PLATO Learning, Inc.
952.832.1000

Rob Rueckl
Vice President and Chief Financial Officer
PLATO Learning, Inc.
952.832.1000

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